Press Release April 19, 2006
Further progress in takeoverbid for Endesa

E.ON submits documents to the CNE, confident of approval

Following on from its initial filing on March 23, E.ON in Madrid today submitted the full documentation requested by the Comisión Nacional de Energia (CNE) regarding its bid for Endesa.

In the documentation, E.ON demonstrates that with the acquisition of Endesa:
  E.ON will improve the security and quality of energy supply to Spain by implementing Endesa’s existing investment plan and by bringing E.ON´s track record of operational excellence to the Spanish market.
  E.ON, which already operates in more than 20 European countries, will give Endesa full support in carrying out its regulated and other utility activities.
“We have today submitted a full documentation to the CNE, and are confident it will satisfy all submitted requests by CNE for approving our bid for Endesa. We look forward to CNE’s approval and to pressing ahead with the transaction which is in the interests of all stakeholders - shareholders and employees as well as Spain’s consumers and the wider economy.” said E.ON Chief Executive Wulf Bernotat.

In the documentation E.ON demonstrates in detail that a combined E.ON/Endesa will provide maximum of security of supply to Spanish consumers: The combined entity will have the financial strength to fund major investments in all parts of the integrated electricity and gas business. Its long-term access to prime sources of gas supply will

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For information
please contact:

Dr. Peter Blau
Phone: +49-211-45 79-628
Fax: +49-211-45 79-629

Josef Nelles
Phone: +49-211-45 79-544
Fax: +49-211-45 79-566
www.eon.com
Presse@eon.com

Press Release E.ON AG, April 19, 2006                                                                                                                                                                                                         Page 2 of 4

diversify supply sources to the Spanish market and underpin security of gas flows. E.ON is the largest foreign shareholder in Russia’s Gazprom - one of the world’s biggest gas suppliers - and has long-term gas supply contracts with various suppliers. Besides this, E.ON has its own upstream gas reserves in the British and in the Norwegian North Sea. In addition, E.ON is participating in construction of the new North European Gas Pipeline (NEGP) which will directly link Russia’s huge gas reserves to the European market. The combined company’s scale and diversity will give it a stronger bargaining position on international commodity markets and act as a counterbalance to the global energy powers.

For Endesa’s business activities, this transaction offers significant advantages: The company will remain intact, will retain all existing assets and will fulfil all existing commitments to its workforce. E.ON has committed to follow Endesa’s existing business plan and therefore to fulfil all planned investments in the energy infrastructure. E.ON’s track record of operational excellence encompasses both its historical home market and other countries and regions where it has acquired assets such as the UK and Scandinavia. E.ON will share know-how from its best-in-class operations of important assets such as nuclear power plants and networks with Endesa.

As a strong international energy group, a combined E.ON/Endesa will give new impetus to energy competition in Spain, maintaining competition in all regions of the country. E.ON’s proven experience in managing regulated assets and its proven ability to integrate large businesses has always been in line with EU directives, market competition and customer interests. It is among the financially strongest utilities in Europe and is committed to developing Europe’s electricity and gas infrastructure further.

Press Release E.ON AG, April 19, 2006                                                                                                                                                                                                         Page 3 of 4

E.ON will bring a track record of best market practice, customer service and competition to the Spanish market. Spain will be the country with the largest customer base in the combined company, and so will be of great importance. E.ON operates the most reliable power network in the whole of Europe and has worldwide experience of running plants and networks at very high security standards and availability rates. A combined E.ON/Endesa will hold strong market positions in all key economies as Europe moves towards greater energy interconnection. Endesa will, through E.ON, accelerate the integration of Spain into the pan-European energy market based on the improvement of interconnections to the Iberian Peninsula.

Media Contact
E.ON AG, Corporate Communications
Dr. Peter Blau                                                  +49 (0)211 45 79 627
Josef Nelles                                                     +49 (0)211 45 79 544
Spain
Deva Comunicaciones                                   +34 91 360 1720
Gonzalo Lacalle                                               +34 677 405 341
Juan Torres                                                      +34 666 582 837
UK / International
Finsbury Group                                               +44 (0)20 7251 3801
Edward Orlebar                                                +44 (0)7771 888 136
Rollo Head                                                        +44 (0)7768 994 987

This press release does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa

Press Release E.ON AG, April 19, 2006                                                                                                                                                                                                         Page 4 of 4

SV SA or Santander Investment SA, Corredores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.